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                                                                   EXHIBIT 10(s)



                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS EMPLOYMENT AGREEMENT ("Agreement") is executed as of February 6, 2000, by and between BRANCH BANKING AND TRUST COMPANY ("Employer"), a bank organized under the laws of the State of North Carolina having its principal office at Winston-Salem, North Carolina, and J. HOLMES MORRISON (the "Employee");

                               WITNESSETH THAT:

          WHEREAS, Employee has been Chairman and Chief Executive Officer of One Valley Bancorp, Inc. ("One Valley"), and by Agreement and Plan of Reorganization dated February 6, 2000 (the "Merger Agreement"), One Valley has agreed to be merged into BB&T Corporation ("BB&T"), a North Carolina corporation (the "Merger"), and Employer is a wholly owned subsidiary of BB&T;

          WHEREAS, the parties have agreed to enter into this Employment Agreement to provide for the employment of Employee by Employer following the Merger, and to be effective at the Effective Time of the Merger (the "Effective Time") and to be conditional upon consummation thereof;

          WHEREAS, Employer considers the availability of Employee's services to be important to the management and conduct of Employer's business and desires to secure the continued availability of Employee's services; and

          WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1.   Employment Conditional upon consummation of the Merger, at the
               ----------
Effective Time and continuing until the second anniversary thereof (the "Initial Employment Period"), Employee shall be employed as Chairman and Chief Executive Officer of Employer's West Virginia operations and as Executive Vice President of Employer. Employee shall perform such duties as are customarily performed by one holding the foregoing positions, and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Chief Executive Officer of BB&T (the "CEO"), consistent with his status and positions. If Employee shall continue such employment through the Initial Employment Period, then commencing on the second anniversary of the Effective Time and continuing until the fifth anniversary of the Effective Time (the "Final Employment Period"), Employee shall be employed as Chairman of the West Virginia

Board of Advisors of Employer. As such, Employee shall have such duties and responsibilities as are commensurate with such position, including promoting the products and services of Employer to the customer base of One Valley and its subsidiaries, maintaining relationships and soliciting business with such former customers, general customer and employee relations, public relations, assisting in strategic planning, and such other services and duties consistent with the foregoing as may be reasonably assigned to him from time to time by the CEO. Employee's principal place of business shall be Charleston, West Virginia. Notwithstanding the foregoing, upon at least sixty days' notice to Employer, Employee shall be permitted to elect for the Final Employment Period to begin on a date after the first year of the Term, from which date the Base Salary and Bonus shall be reduced to amounts payable for the Final Employment Period as provided in Section 3(a) and (b). Employee hereby accepts and agrees to the above-described employment, subject to the general supervision and pursuant to the orders, advice and direction of the CEO. In addition to the foregoing, Employee shall be elected to the Board of Directors and Executive Committee of BB&T as provided in Section 5.19 of the Merger Agreement.

          2.   Term of Employment. The term of this Agreement (the "Term") shall
               ------------------
commence at the Effective Time and shall terminate on the day next preceding the fifth anniversary of the Effective Time. Any termination of Employee's employment following the expiration of the five-year Term shall be deemed to be a "retirement" for purposes of all benefit and compensation plans (including option plans), except to the extent otherwise provided in any such plan.

          3.   Compensation.
               ------------

               a. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee an annual base salary ("Base Salary") of (i) during the Initial Employment Period, no less than $510,000, and (ii) during the Final Employment Period, no less than $300,000. Base Salary amounts shall be payable in accordance with the payroll practices of Employer applicable to officers.

               b. During the Term, Employee shall participate in the BB&T Amended and Restated Short Term Incentive Plan ("BB&T Incentive Plan"). During the Initial Employment Period the amount earned under the BB&T Incentive Plan shall be no less than $300,000 per year, and during the Final Employment Period the amount earned under the BB&T Incentive Plan shall be no less than $100,000 per year (each such payment is referred to herein as a "Bonus"). The amount earned by Employee under the BB&T Incentive Plan for each twelve-month period shall be accrued ratably, and the amount accrued for each calendar year shall be payable by Employer to Employee at the time BB&T would normally make payments to participants under the BB&T Incentive Plan for such calendar year, and in accordance with the terms of the BB&T Incentive Plan.

               c. Employee shall be granted options under the BB&T Amended and Restated 1995 Omnibus Stock Incentive Plan or any BB&T plan successor thereto (the "BB&T Option Plan") for each calendar year during the Term, which options each year shall have a value (determined by BB&T in the same manner as determined for other executives receiving options under the BB&T Option Plan) of 42% of Employee's Base Salary in effect at the time of the grant. All such stock options shall be granted pursuant to a stock option agreement substantially in the form of Annex A attached hereto, as modified by provisions of this Agreement.

               d. Except as otherwise specifically provided herein, for as long as Employee is employed by Employer, Employee also shall be entitled to receive, on the same basis as other similarly situated officers of Employer, employee pension and welfare benefits, perquisites and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which Employer may from time to time extend to its similarly situated officers; provided, that Employee's participation in each such plan shall not commence until a date selected with respect to each by Employer not later than January 1 following the effective time of the merger of the last of the One Valley Subsidiaries (as defined in the Merger Agreement) which is a bank into BB&T or one of its subsidiaries. Employee shall also be entitled to receive a supplemental retirement benefit that is at least equal to the benefit provided under the One Valley SERP as in effect immediately prior to the Effective Time ("SERP Benefit") without regard to any termination of the One Valley SERP prior to or after the Effective Time. With respect to any One Valley plan which Employer determines, in its sole discretion, provides benefits of the same type or class as a corresponding BB&T plan, Employer shall continue such One Valley plan in effect for the benefit of Employee until he shall become eligible to become a participant in the corresponding BB&T plan. Employee shall be eligible to elect to defer compensation payable hereunder in accordance with the terms of the BB&T deferred compensation plan.

               e. All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law.

               f. In addition to the above amounts, Employer shall pay to Employee the following special amounts conditional upon completion of the following tasks:

                    (i) $425,000 conditional upon consummation of the Merger, payable within five business days following the Effective Time;

                    (ii) $575,000, conditional upon substantial completion of the conversion of the M&I Data Services systems of One Valley to the computer systems of Employer, payable no later than the close of the calendar quarter in which such conversion is completed;

                    (iii) $575,000, conditional upon the earlier of (x) substantial completion of integration of One Valley's West Virginia support, administrative and back office functions, including any such functions relocated by BB&T from other areas, with the corresponding BB&T functions, which integration is to be accomplished within six months following the conversion described in (ii) above, payable no later than the close of the calendar quarter in which such integration is completed; and (y) 90 days following the merger of One Valley's banks located in West Virginia with a BB&T entity, payable no later than the close of the calendar quarter in which the 90th day falls; and

                    (iv) $225,000, conditional upon the earlier of (x) substantial completion of a plan to create and enhance BB&T's brand identity within One Valley's market area and commencement of implementation of such plan, including but not limited to implementing programs for BB&T Advisory Boards in West Virginia to increase BB&T's name recognition and to market BB&T's services, which tasks shall be completed within twelve months following the conversion described in (ii) above, payable no later than the close of the calendar quarter in which such tasks are completed, and (y) 180 days following the merger of One Valley's banks located in Virginia with a BB&T entity, payable no later than the close of the calendar quarter in which the 180th day falls.

               The CEO shall have the sole discretion to determine whether the conditions stated in paragraphs (ii), (iii) and (iv) have been satisfied. Such conditions shall be presumed to have been satisfied within 12 months of the Effective Time in respect of paragraph (ii), within 18 months of the Effective Time in respect of paragraph (iii), and within 24 months in respect of paragraph
(iv), unless there shall have been delivered to Employee a statement executed by the CEO declaring that such condition or conditions have not been satisfied and stating the basis for such conclusion. If Employee objects to such declaration, the provisions of Section 9 shall apply.

If, prior to the date for payment of any one or more of the above amounts, Employee's employment shall be terminated for any reason except (A) by Employer under circumstances described in Section 6(c), or (B) by Employee for Good Reason as defined in Section 6(e), Employee shall not be entitled to receive the above payments with respect to the uncompleted tasks. Payments pursuant to this
Section 3(f) shall be made as provided in this Section 3(f), and the times of such payments shall not be affected by any other provision herein. Payments pursuant to this Section 3(f) shall be deemed to be compensation for income tax purposes, but shall not be deemed to be compensation or otherwise taken into account for purposes of determining benefits or contributions in behalf of Employee under any retirement plan or program of Employer or any other plan, program or arrangement of Employer (including without limitation for purposes of determination the SERP Benefit), and shall not be taken into account in determining Termination Compensation of Employee as defined in Section 6(c) or otherwise in this Agreement.

               4.   Covenants of Employee.
                    ---------------------

                    a. To the extent and subject to the limitations provided in the following subsections of this Section 4 (whichever may be applicable), upon termination of Employee's employment, Employee will not directly or indirectly, either as a principal, agent, employee, employer, stockholder (other than as a less than 5% stockholder of a public entity), co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere in the States of West Virginia and Virginia; or
(ii) solicit, or assist any other person in so soliciting, any depositors or customers of Employer, BB&T or their Affiliates to make deposits in, borrow money from, or become customers of any other financial institution conducting a Competitive Business; or (iii) induce any employees to terminate their employment with Employer, BB&T or their Affiliates. As used in this Agreement, the term "Competitive Business" means the banking and financial services business, which includes consumer savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or the investment advisory or sales businesses or any other business in which any of Employer, BB&T or their Affiliates is engaged at the time of termination of Employee's employment; the term "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and the term "Person" means any person, partnership, corporation, company, group or other entity.

               b. If Employee voluntarily terminates employment with Employer at any time during the Term other than for Good Reason, Employee will be subject to the provisions of Section 4(a) until the second anniversary of Employee's termination.

               c. If Employee's employment is terminated by Employer for Just Cause (as defined in Section 6(b)) or as a result of a Disability Notice (as defined in Section 5) during the Term, Employee will be subject to the provisions of Section 4(a) until the second anniversary of Employee's termination.

               d. If Employee's employment is terminated at any time during the Term by Employer for reasons other than Just Cause (as defined in Section 6(b)) or other than as a result of a Disability Notice (as defined in Section
5), or if Employee terminates his employment for Good Reason (as defined in
Section 6(e)), Employee will be subject to the provisions of Section 4(a) until the date as of which Employee ceases to receive Termination Compensation as provided in Section 6(c) (excluding, for this purpose, SERP Benefit payments).

               e. During the Term of Employee's employment hereunder and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of the Board of Directors of Employer or a person authorized thereby, disclose to any person (other than his personal attorney, or an employee of Employer or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer), any confidential information obtained by him while in the employ of Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

               f. The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer and its Affiliates, and that each and every one of the restraints is reasonable in respect to activities restricted, length of time and geographic area. Employee acknowledges that strict enforcement of the terms of Section 4 will cause no hardship to either Employee or his family. This Section 4 is made ancillary to the sale of a business and shall be interpreted accordingly. Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Employee agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Employee from violating any such covenants.

          5.   Disability. If, by reason of physical or mental disability
               ----------
during the period of
his employment hereunder, Employee is unable to carry out the essential functions of his employment hereunder for six consecutive months, his services hereunder may be terminated by action of the Board of Directors of Employer upon one month's notice (the "Disability Notice") to be effective at any time after the period of six continuous months of disability and while such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee's employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation (including bonuses and incentive compensation, if any) to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a), inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. Following the effective time of the Disability Notice, Employee shall receive any Base Salary or Bonus earned as of the effective date of the Disability Notice and payments of the Termination Compensation (as defined in Section 6(c)) plus the SERP Benefit, which Termination Compensation and SERP Benefit payments shall be offset in a manner deemed equitable by BB&T by compensation that Employee receives under any applicable disability insurance plan. In addition, as of the effective time of the Disability Notice, all options shall vest and become immediately exercisable consistent with the terms of the BB&T Option Plan. In the event a dispute arises between Employee and Employer concerning Employee's physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to the parties, and the physician's opinion as to Employee's capability to so perform will be final and binding.

               6.   Termination.
                    -----------

                    a. If Employee shall die during the period of his employment hereunder, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term. In the event of death, Employee's estate shall be entitled to receive an amount equal the amount the Employee would receive on termination for Disability as set forth in Section 5 of this Agreement, plus any other benefits Employee's estate is eligible to receive under any other employee benefit plans, programs, policies or arrangements maintained by Employer. In addition, all options shall vest and become immediately exercisable consistent with the terms of the BB&T Option Plan.

                    b. Employer shall have the right to terminate Employee's employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for "Just Cause" means (i) the willful and continued failure of Employee to perform substantially his duties with Employer (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such failure subsequent to Employee being delivered a notice of termination without Just Cause by Employer or delivering a notice of termination for Good Reason to Employer) after a written demand for substantial performance is delivered to Employee by the Board of Directors of BB&T which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties, (ii) the willful engaging by Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to Employer or its Affiliates or (iii) Employee's conviction of a felony or misdemeanor involving moral turpitude. For purposes of this paragraph, no act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of Employer or its Affiliates. The CEO shall determine if Employee is terminated for Just Cause and shall advise Employee of the basis for such determination. If Employee objects to such determination, the provisions of Section 9 shall apply. In the event Employee's employment under this Agreement is terminated for Just Cause, or if Employee shall voluntarily terminate his employment hereunder (other than for Good Reason), Employee shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination.

               c. Employer may terminate Employee's employment without "Just Cause" at any time upon written notice to Employee, and Employee may terminate for Good Reason at any time upon written notice to Employer, and any such termination shall be effective immediately. In the event of a termination pursuant to this subparagraph (c) prior to the close of the Initial Employment Period, Employee will receive (i) Base Salary and Bonus earned and unpaid as of the date of termination, (ii) annualized cash compensation of $810,000 for the period beginning with the date of termination and ending with the close of the Initial Employment Period and annualized cash compensation of $400,000 for the Final Employment Period, and (iii) the SERP Benefit commencing as provided in the SERP. In the event of a termination pursuant to this subparagraph (c) during the Final Employment Period, Employee will receive (i) Base Salary and Bonus earned and unpaid as of the date of termination, (ii) annual compensation of $400,000 beginning with the date of termination and ending with the close of the Term, and (iii) the SERP Benefit as provided in the SERP. All of the foregoing payments, to the extent applicable, shall be referred to herein as Termination Compensation. Termination Compensation shall be payable at the times the amounts would have been paid if Employee had continued in employment until the end of the Term. In addition to the foregoing payments of Termination Compensation, until the end of the Final Employment Period (i) Employee will receive any payments specified in Section 3(f) having a payment date following the termination of employment, (ii) Employer and BB&T shall use their best efforts to accelerate vesting of any nonvested benefits of Employee under any employee stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan or arrangement, and (iii) Employee shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, retirement plan, and any other present or future similar group employee benefit plan or program for which officers of Employer generally are eligible, on the same terms as were in effect prior to Employee's termination, either under Employer's plans or comparable coverage, for all periods Employee receives Termination Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee breaches
Section 4(a) of this Agreement during the period that he is receiving Termination Compensation or prior to receiving all of the payments described in
Section 3(f), Employee will not be entitled to receive any further Termination Compensation (other than SERP Benefits) pursuant to this Section 6(c) or such unpaid payments.

               d.   In the event Employee's employment is terminated pursuant to

Section 5 or Section 6(c), and Employee has attained age fifty-five with ten years of service with Employer (or any of its affiliates), predecessor or successor of Employer, Employee shall be eligible to receive retiree medical benefits from Employer at the conclusion of any other benefit coverage set forth in this Agreement. The retiree medical benefits (including contributions required from Employee to receive such benefits) to be provided to Employee (and Employee's eligible dependents) by Employer shall be no less favorable than the benefits (and cost to Employee) under the retiree medical program to be provided to Employee as in effect immediately prior to Employee's date of termination, and shall be provided to Employee (and Employee's eligible dependents) notwithstanding any amendment to, or termination of, Employer's retiree medical program.

               e. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:

               (i) the assignment to Employee of duties or responsibilities (including reporting responsibilities) inconsistent with the title, position and status of the offices and positions of Employee pursuant to Section 1 of this Agreement (including any adverse diminution of such duties or responsibilities);

               (ii) any failure by Employer to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by Employee;

               (iii) any relocation of Employee more than 30 miles from the location specified in Section 1 of this Agreement or the breach by Employer of any material provision of this Agreement;

               (iv) any purported termination of the employment of Employee by Employer which is not effected in accordance with this Agreement;

               (v) the failure of Employer to obtain assumption of this Agreement by successor as contemplated in Section 10(f) of this Agreement; or

               (vi) Employee's termination of employment for any reason (other than Just Cause) during the thirty-day period immediately following the occurrence of a Change in Control.

For purposes of this Section 6(e), the determination of "Good Reason" shall be made by the CEO, and the CEO shall advise Employee of the basis for such determination. If Employee shall object to such determination, the provisions of
Section 9 shall apply.

          A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding Employee benefit plans of Employer or BB&T, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities

Exchange Act of 1934) of securities of Employer or BB&T representing 20% or more of the combined voting power of Employer's or BB&T's then outstanding securities; or (ii) as a result of a tender offer or exchange offer for the purchase of securities of Employer or BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute BB&T's Board of Directors, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or (v) any event which BB&T's Board of Directors determines constitutes a Change of Control.

                    f. In receiving any payments pursuant to this Section 6, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

               7.   Other Employment.
                    ----------------

               During the Term, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of Employer and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term it shall not be a violation of this Agreement for Employee, in accordance with Employer's policies, to (i) serve, with prior approval of the CEO, on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfilling speaking engagements or teach on a limited basis at educational institutions and (iii) manage Employee's personal investments, so long as such activities described in clauses (i), (ii) and (iii) do not significantly interfere with the performance of Employee's responsibilities as an employee of Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to the Effective Time in accordance with One Valley's policies, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Time shall not thereafter be deemed to interfere with the performance of Employee's responsibilities to Employer. Employee shall not, during the period of his employment hereunder, become interested directly or indirectly in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other Competitive Business; provided, however, that nothing herein contained (including without limitation the provisions of Section 4(a)) shall be deemed to prevent or limit the right of Employee to invest in a business substantially similar to Employer's business if such investment is limited to less than five percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

          8.   Certain Additional Payments by Employer.
               ---------------------------------------

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employer shall pay to Employee (or to the Internal Revenue Service on behalf of Employee) an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment. Notwithstanding the foregoing provisions of this
Section 8(a), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Employee under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Employee without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Employee. The reduction of the amounts payable hereunder, if applicable, shall be made as elected by Employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

               (b) Subject to the provisions of Section 8(a), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by Employer (as of the date immediately prior to the Change in Control, if applicable) (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Employee within fifteen business days of the receipt of notice from Employer or Employee that there has been a Payment, or such earlier time as is requested by Employer (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control (or if the Accounting Firm fails to make the Determination), Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer and Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this
Section 8 with respect to any Payments shall be made no later than thirty days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, or if the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, and if Employer concurs in such determination, such determination shall be binding upon Employer and Employee and Employee shall file his applicable tax returns consistent with such determination (except that, if Employee's tax advisor shall advise Employee that filing in such manner would or could likely constitute criminal fraud, Employee shall not be obligated to file any such return on such basis). The Determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), or that Gross-Up Payments which are made by Employer should not have been made ("Overpayment"). In the event that Employee is required to make payment of any Excise Tax or additional Excise Tax following an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Employer to or for the benefit of Employee. In the event that Employee becomes entitled to receive a refund of any Excise Tax or additional Excise Tax following an Overpayment, the Accounting Firm shall determine the amount of the Overpayment that has occurred and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly refunded by Employee to or for the benefit of Employer. Employee shall cooperate, to the extent his out-of-pocket expenses are reimbursed by Employer, with any reasonable requests by Employer in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          9.   Reimbursement of Expenses.
               -------------------------

               If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with Employer or involving the failure or refusal to perform fully in accordance with the terms hereof, Employer shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, reasonably incurred by Employee in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the "prime rate" as set forth in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date Employer receives Employee's statement for such fees and expenses through the date of payment thereof.

               10.  Miscellaneous.
                    -------------

                    a. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of law principles thereof.

                    b. This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof and, as of the Effective Time, shall supersede in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer, One Valley or any of their respective Affiliates relating to the terms of Employee's employment, including without limitation the Change in Control Severance Agreement entered into by Employee and One Valley dated October 16, 1996. All such agreements, understandings and arrangements are terminated and are of no force and effect as of the Effective Time. Employee hereby expressly disclaims any rights under any prior agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

                    c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

                    d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

                    To Employer or BB&T:

                    BB&T Corporation
                    200 West Second Street
                    Winston-Salem, NC 27101
                    Attention:   Chief Operating Officer


                    To Employee:

                    J. Holmes Morrison
                    Route 2 Box 330-R
                    Charleston, WV  25314

Notices given in person or by overnight courier service shall be deemed given when delivered in person or when delivered to the courier addressed to the address required by this Section 10(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

                    e. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer, BB&T or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                    f. This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of either party hereto.

                    g. For purposes of this Agreement, employment of Employee by any Affiliate of BB&T shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such Affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Term, it being the intention of the parties hereto that employment of Employee by any Affiliate of BB&T shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer. References herein to the "Employer" shall mean any such Affiliate which employs Employee. BB&T, by its signature below, guarantees the obligations herein of Employer.





                 [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                             BRANCH BANKING AND TRUST COMPANY

                                   By:  /s/ John A. Allison
                                      ------------------------------------------
                                   Name:    John A. Allison
                                        ----------------------------------------
                                   Title:   Chairman and Chief Executive Officer
                                         ---------------------------------------


                                             EMPLOYEE:


                                                  /s/ J. Holmes Morrison
                                             -----------------------------------
                                             J. Holmes Morrison